IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

JOHN KORFF,

Plaintiff,

-against-

Civil Action No. 18379NC

HERTZ CORPORATION, FRANK A. OLSON,

CRAIG R. KOCH, W. WAYNE BOOKER,

LOUIS C . BURNETT, MICHAEL T . MONAHAN,

PETER J. PESTILLO, JOHN M. RINTAMAKI,

JOHN M. THOMPSON, JOSEPH A. WALKER,

and FORD MOTOR COMPANY,

Defendants.

SHAREHOLDER’S CLASS ACTION COMPLAINT

      Plaintiff, by his attorneys, for his complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:

NATURE OF THE ACTION

      1. This is a stockholders’ class action on behalf of the public stockholders of Hertz Corporation (“Hertz” or the “Company”) to enjoin the proposed acquisition of the publicly owned shares of Hertz’s common stock by its controlling shareholder, defendant Ford Motor Company (“Ford”).

THE PARTIES

      2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

      3. Defendant Hertz is a corporation duly organized and existing under the laws of the State of Delaware.

      4. Defendant Ford is a corporation duly organized and existing under the laws of Delaware. Ford owns approximately 50% of the Company’s outstanding Class A common stock and 100% of the Company’s outstanding Class B common stock. The common stock owned by Ford represents in the aggregate 94.6% of the combined voting power of all of Hertz’s outstanding common stock.

      5. Defendant Frank A. Olson is chairman of the Board of the Company.

      6. Defendant Graig R. Koch is President, Chief Executive Officer and a director of the Company.

      7. Defendant W. Wayne Booker is a director of the Company. He is also Vice Chairman of the Board of Directors of Ford.

      8. Defendant Louis C. Burnett is a director of the Company.

      9. Defendant Michael T. Monahan is a director of the Company.

      10. Defendant Peter J. Pestillo is a director of the Company. He is also Vice Chairman of the board of directors of Ford.

      11. Defendant John M. Rintamaki is a director of the Company. He is also a Group Vice President, Chief of Staff and Secretary of Ford.

      12. Defendant John M. Thompson is a director of the Company.

      13. Defendant Joseph A. Walker is a director of the Company.

      14. The defendants named in paragraphs 5 through 13 (the “Individual Defendants”) are in a fiduciary relationship with plaintiff and the other public stockholders of Hertz and owe them the highest obligations of good faith and fair dealing.

      15. Defendant Ford, through its approximately 94.6% of the voting power of Hertz’s common stock and having persons affiliated with on Hertz’s board, has effective and working control of Hertz. As such, defendant Ford is in a fiduciary relationship with plaintiff and the other public stockholders of Hertz and owes them the highest obligations of good faith and fair dealing.

CLASS ACTION ALLEGATIONS

      16. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all Hertz stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein.

      17. This action is properly maintainable as a class action.

      18. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable.

      19. There are questions of law and fact which are common to the Class including, inter alia, the following:

            (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

            (b) whether plaintiff and the other members of the Class will be damaged irreparably by defendants’ failure to take action designed to obtain the best value for the public shareholders’ interest in Hertz.

      20. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

      21. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

      22. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

      23. On September 21, 2000, it was announced that Ford offered to acquire all of the outstanding Class A common shares of Hertz it does not already own, for $30 per share.

      24. The consideration to be paid to Class members in the transaction is unconscionable and unfair and grossly inadequate because, among other things, the intrinsic value of Hertz’s common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock’s current trading price and the Company’s prospects for future growth and earnings.

      25. Ford timed its offer to take advantage of the decline in the market price of Hertz’s stock. The offer has the effect of capping the market for Hertz’s stock to facilitate Ford’s plan to obtain the public interest in Hertz as cheaply as possible.

      26. Under the circumstances, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

      27. The defendants have breached their duty of loyalty to Hertz stockholders by using their control of Hertz to force plaintiff and the Class to sell their equity interest in Hertz at an unfair price, and deprive Hertz’s public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of Hertz’s public shareholders are properly protected from overreaching. Ford has breached its fiduciary duties, which arise from its effective control of Hertz, by using such effective control for its own benefit.

      28. The terms of the transaction are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of Hertz and that possessed by Hertz’s public shareholders. Defendants’ scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

      29. Plaintiff has no adequate remedy at law.

      WHEREFORE, plaintiff demands judgment as follows:

      A. declaring this to be a proper class action;

      B. enjoining, preliminarily and permanently, the acquisition under the terms presently proposed;

      C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court’s final judgment, rescinding the same or awarding rescissory damages to the Class;

      D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

      E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts; and

      F. granting such other and further relief as the Court deems appropriate.

Dated: October 3, 2000

ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A

By: ____________________________ Suite 1401, Mellon Bank Center P.O. Box 1070 Wilmington, Delaware 19801 (302) 656-4433 Attorneys for Plaintiff

OF COUNSEL:
LOWEY DANNENBERG BEMPORAD
   & SELINGER, P.C.
The Gateway
One North Lexington Avenue
White Plains, New York 10601
(914) 997-0500

SUSMAN & WATKINS
Suite 600
Two First National Plaza
Chicago, Illinois 60603